Exhibit 99.1

News Release

Press Contact:

Courtney Brigham

+1 408-616-5056

courtney.brigham@spansion.com

Investor Contact

Bob Okunski

+1 408 616-1117

bob.okunski@spansion.com

Spansion Chief Marketing and Sales Officer Tom Eby Named Executive Vice

President, Consumer, Set-top Box and Industrial Division (CSID)

SUNNYVALE, Calif. – Sept. 26, 2007 – Spansion Inc. (NASDAQ:SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced Chief Marketing and Sales Officer Tom Eby has been named executive vice president of the company’s Consumer, Set-top Box, and Industrial Division (CSID), replacing Sylvia Summers who is leaving the company to pursue other interests. In his new role, Eby will continue to report to the Office of the CEO.

“I would like to thank Sylvia for her outstanding contributions to the growth of Spansion’s CSID business. We wish her well in her new endeavors,” said Bertrand Cambou, president and CEO of Spansion Inc. “Tom has a breadth and depth of experience through his more than 25 years at Spansion and AMD that are unmatched. He has played a significant role in the impressive share gains and revenue growth Spansion has achieved over the past several years. Now as EVP of CSID, he can focus his expertise even more directly on one of Spansion’s most successful and growing businesses.”

Eby brings over 25 years of experience in semiconductor sales, marketing, strategy, business development and general management to his role. As chief marketing and sales officer, he was responsible for driving global sales, identifying new market opportunities and associated strategic partners, leading business development, enhancing Spansion’s systems-level capabilities, and driving Spansion’s corporate marketing and communications efforts. Prior to his chief marketing and sales officer role, Eby was Spansion’s executive vice president responsible for integrating the former AMD and Fujitsu assets that were contributed to form Spansion LLC. Before his Spansion roles, Eby worked in numerous capacities at AMD.

The Spansion Worldwide Sales organization will continue to operate under the leadership of Jeff Davis, executive vice president, Worldwide Sales and Marketing, who will now report directly to the Office of the CEO. Other Spansion organizations previously reporting to Eby have been consolidated and reassigned to other vice presidents in order to streamline the organization of the company.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Spansion®, the Spansion Logo, MirrorBit®, MirrorBit® Eclipse™, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.